Exhibit 10.48

RESTRICTED STOCK UNIT AWARD AND AGREEMENT

FOR BRUKER BOARD OF DIRECTORS

AGREEMENT entered into this 5th day of January, 2017 by and between Bruker Corporation, a Delaware corporation with a principal place of business in Billerica, Massachusetts (the “Company”), and the undersigned, [  ] (the “Participant”) employee, director, consultant or advisor of the Company or one of its subsidiaries (the Company and its subsidiaries herein together referred to as the “Company”).

WITNESSETH:

WHEREAS, the purpose of this Agreement is to evidence and effectuate a Restricted Stock Unit award to the Participant pursuant and subject to the Company’s 2016 Incentive Compensation Plan (the “2016 Plan”); and

WHEREAS, a condition to the grant of the Restricted Stock Units to the Participant is that the Participant execute this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Grant.  The Company hereby grants to Participant Four Thousand Five Hundred Seventy-seven (4,577) Restricted Stock Units (“Units”).  Each Unit represents the right to receive one share of the Company’s common stock, par value $.01 per share (each, a “Share”), subject to the terms and conditions set forth in this Agreement and the 2016 Plan.  The Units shall be credited to a bookkeeping account maintained for the Participant on the books and records of the Company and until settled shall continue for all purposes to be part of the general assets of the Company.

2.                                      Forfeiture of Units upon Termination of Employment.  Unless otherwise approved in accordance with Section 18 of the 2016 Plan, units that do not become vested in accordance with the vesting criteria set forth in Section 3 shall be forfeited to the Company.  Accordingly, if the Participant’s employment with the Company terminates for any reason, then all unvested Units shall be automatically forfeited as of the date of termination, and any rights, including, without limitation, any dividend rights, with respect to such forfeited Units will immediately cease.

3.                                      Vesting of Units.  So long as the Participant (a) continues to remain as an employee or director of the Company or (b) continues to provide significant services to the Company as a consultant or advisor, one hundred percent (100%) of the Units will be deemed to become “Vested Units” on the first anniversary of the date of this Agreement.

The foregoing vesting schedule notwithstanding, if the employment, directorship or other business relationship of the Participant with the Company, as applicable, terminates by reason of the Participant’s permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code) or death, all Units or portions thereof not yet vested shall become immediately vested.  Vesting of the Units upon a Change in Control shall be determined as provided in Section 13 of the 2016 Plan.

4.                                      Timing of Payment of Units.  With respect to the Units that vest, the Company will settle the Vested Units, in the form provided in Section 5 below, within thirty (30) days following the date of vesting.  Any amounts payable to Participant under this Agreement are intended to constitute “short-term deferral” described in Treas. Reg. Sec. 1.409A-1(b)(4) so that none of the payments provided hereunder be deemed a deferral of compensation that is subject to the additional tax imposed under Section 409A of the Internal Revenue Code, and any ambiguities herein shall be interpreted to satisfy the “short-term deferral” exemption.

Notwithstanding the foregoing, neither the Company nor any of its subsidiaries guarantees any tax consequences of Participant’s entitlement to or receipt of payments or other benefits under this Agreement, and the Participant or his or her beneficiaries, heirs or assignees will be solely responsible for payment of any tax obligations incurred in connection with the payments provided under this Agreement.

5.                                      Form of Payment of Units.  The Company shall settle a Vested Unit by issuing and delivering to the Participant Shares equal to the number of Units to be so settled.  Upon and following the settlement of the Units, the Participant shall be the record owner of the Shares issued in settlement of the Units and shall be entitled to all rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

6.                                      Death of Participant.  Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate.  Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any applicable laws pertaining to said transfer.

7.                                      Taxes and Withholding.  The Company’s obligation to settle Units shall be subject to the Participant’s satisfaction of all applicable Federal, state and local income, excise, employment and any other tax withholding requirements.  The Participant may satisfy, totally or in part, the Participant’s tax obligations pursuant to this Section by electing to have Shares withheld from settlement of the award.

8.                                      Rights as Stockholder.  The Participant will not have any of the rights or privileges of a stockholder of the Company in respect of the Shares underlying the Units.  The Units are unfunded, and the Participant shall have no greater rights in Units than that of an unsecured creditor of the Company.

9.                                      Dividend Equivalents.  The Participant’s bookkeeping account shall be credited with an amount equal to the amount of any cash dividends payable with respect to number of Shares with respect to which the Units are determined.  Dividend equivalents shall vest and be paid at the same time as the Units with respect to which they are determined.

10.                               Restrictions on Transfers.  Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”), any of the Units, or any interest therein.

11.                               Specific Enforcement.  The Participant expressly acknowledges that the Company may be irreparably damaged if this Agreement is not specifically enforced.  Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by Participant, the Company shall, in addition to all other remedies, be entitled to apply for a temporary or permanent injunction, or a decree for specific performance, in accordance with the provisions hereof.

12.                               Data Privacy.

(a)                                 To facilitate the administration of the Plan and this Agreement, it will be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information and other data about Participant and to transfer this data to certain third parties such as brokers with whom Participant may elect to deposit any share capital under the Plan.  This personal data may include, but is not limited to, Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, Shares held, and details of all Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor.

(b)                                 Participant hereby consents to the Company (or its payroll administrators) collecting, holding and processing Participant’s personal data and transferring this data to the Company or any other third parties insofar as is reasonably necessary to implement, administer and manage the Plan.

(c)                                  Participant understands that the this data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States.

(d)                                 Participant understands that Participant may, at any time, view Participant’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company, but acknowledges that without the use of such data it may not be practicable for the Company to administer Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Participant.

13.                               Recoupment.  Participant acknowledges that any incentive-based compensation received by Participant from the Company hereunder or otherwise (including any proceeds realized from any exercise of an option and/or sale of the Shares underlying such option) shall be subject to recovery by the Company in the circumstances and manner provided in any recoupment policy that may be adopted or implemented by the Company and in effect from time to time on or after the date hereof, and Participant shall effectuate any such recovery at such time and in such manner as the Company may specify.  As used herein the “recoupment policy” means and includes any policy of the type contemplated by Section 10D of the Securities Exchange Act of 1934, as amended, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company.

14.                               Notices.  Notices given hereunder shall be deemed to have been duly given on the date of personal delivery or on the date of postmark if mailed by certified or registered mail, return receipt requested, to the party being notified at his, her or its address specified on the signature page hereto or such other address as the addressee may subsequently notify the other parties of in writing.

15.                               Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

16.                               Governing Law; Successors and Assigns.  This Agreement shall be governed by the internal laws of the State of Delaware without giving effect to the conflicts of laws principles thereof and, except as otherwise provided herein, shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

17.                               Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

18.                               Captions.  Captions are for convenience only and are not deemed to be part of this Agreement.

19.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

PARTICIPANT	BRUKER CORPORATION

By:	By:

Name:		Frank H. Laukien, Ph.D.
Chairman, President, and CEO

Address: